CODE OF ETHICS AND BUSINESS CONDUCT FOR OFFICERS, DIRECTORS AND EMPLOYEES OF
                         TRANSPIRATOR TECHNOLOGIES, INC.


Transpirator Technologies, Inc. hereby adopts this Code of Ethics and Business Conduct to emphasize our commitment to operating fairly, ethically and honestly. At a minimum, we will always strive to achieve the following goals:


     1.   TREAT  IN  AN  ETHICAL  MANNER  THOSE  TO  WHOM  TRANSPIRATOR  HAS  AN
          OBLIGATION

We are committed to honesty, just management, fairness, providing a safe and healthy environment free from the fear of retribution, and respecting the dignity due everyone.

We are committed to observe sound environmental business practices and to act as concerned and responsible neighbors, reflecting all aspects of good citizenship.

We are committed to pursuing sound growth and earnings objectives and to exercising prudence in the use of our assets and resources.

We are committed to fair competition and the sense of responsibility required of a good customer and teammate.

     2.   PROMOTE  A  POSITIVE  WORK  ENVIRONMENT

We respect cultural diversity and individual dignity. As such, we will not tolerate harassment or discrimination of any kind. -- especially involving race, color, religion, gender, age, national origin, disability, and veteran or marital status.

Providing an environment that supports honesty, integrity, respect, trust, responsibility, and citizenship permits us the opportunity to achieve excellence in our workplace. Our executives and management personnel assume special responsibility for fostering a work environment that is free from the fear of retribution and will bring out the best in all of us.

     3.   PROTECT  YOURSELF,  YOUR  FELLOW  EMPLOYEES,  AND THE WORLD WE LIVE IN

We are committed to providing a safe and healthy work environment, and observing environmentally sound business practices. We will strive to make the communities in which we work a better place to live. Each of us is responsible for compliance with environmental, health, and safety laws and regulations.

     4.   KEEP  ACCURATE  AND  COMPLETE  RECORDS

We must maintain accurate and complete Company records. Transactions between the Company and outside individuals and organizations must be promptly and accurately entered in our books in accordance with generally accepted accounting practices and principles. No one should rationalize or even consider misrepresenting facts or falsifying records. It will not be tolerated and will result in disciplinary action.


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     5.   OBEY  THE  LAW

We will conduct our business in accordance with all applicable laws and regulations. Compliance with the law does not comprise our entire ethical responsibility. Rather, it is a minimum, absolutely essential condition for performance of our duties. In conducting business, we shall:

          A. STRICTLY ADHERE TO ALL ANTITRUST LAWS Officer, directors and employees must strictly adhere to all antitrust laws. Such laws exist in the United States, the European Union, and in many other countries where Transpirator may conduct business. These laws prohibit practices in restraint of trade such as price fixing and boycotting suppliers or customers. They also prohibit harassing competitors, stealing trade secrets and offering or accepting bribes and kickbacks. We will not tolerate any of these activities.

          B. STRICTLY COMPLY WITH ALL SECURITIES LAWS In our role as a publicly owned company, we must always be alert to and comply with the security laws and regulations of the United States and other countries.

               I. DO NOT ENGAGE IN SPECULATIVE OR INSIDER TRADING Federal law and Company policy prohibits officers, directors and employees, directly or indirectly through their families or others, from purchasing or selling company stock while in the possession of material, non-public information concerning the Company. This same prohibition applies to trading in the stock of other publicly held companies on the basis of material, non-public information. To avoid even the appearance of impropriety, Company policy also prohibits officers, directors and employees from trading options on the open market in Company stock under any circumstances.

          Material, non-public information is any information that could reasonably be expected to affect the price of a stock. If an officer, director or employee is considering buying or selling a stock because of inside information they possess, they should assume that such information is material. It is also important for the officer, director or employee to keep in mind that if any trade they make becomes the subject of an investigation by the government, the trade will be viewed after-the-fact with the benefit of hindsight. Consequently, officers, directors and employees should always carefully consider how their trades would look from this perspective.

          Two simple rules can help protect you in this area: (1) Don't use non-public information for personal gain. (2) Don't pass along such information to someone else who has no need to know.

          This guidance also applies to the securities of other companies for which you receive information in the course of your employment at Transpirator.

               II.  BE  TIMELY  AND  ACCURATE  IN  ALL  PUBLIC  REPORTS

          As a public company, Transpirator must be fair and accurate in all reports filed with the United States Securities and Exchange Commission. Officers, directors and management of Transpirator are


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          responsible for ensuring that all reports are filed in a timely manner and that they fairly present the financial condition and operating results of the Company.

          Securities laws are vigorously enforced. Violations may result in severe penalties including forced sales of parts of the business and significant fines against the Company. There may also be sanctions against individual employees, officers or directors. These sanctions may include substantial fines and prison sentences.

          To help ensure fair and accurate disclosure, our Chief Executive Officer and Chief Financial Officer will certify to the accuracy of reports filed with the SEC in accordance with the Sarbanes-Oxley Act of 2002. Officers and Directors who knowingly or willingly make false certifications may be subject to criminal penalties or sanctions including fines and imprisonment.

     6.  AVOID  CONFLICTS  OF  INTEREST

Officers, directors and employees have an obligation to give their complete loyalty to the best interests of the Company and must avoid any action that may involve a conflict of interest with the company. Officers, directors and employees should not have any financial or other business relationships with suppliers, customers or competitors that might impair, or even appear to impair, the independence of any judgment they may need to make on behalf of the Company.

Therefore,  it is Company policy that officers, directors and employees may not:

     Perform services for or have a financial interest in a private company that is, or may become, a supplier, customer, or competitor of the Company

     Perform services for or have a material interest (more than 5% of net worth) in a publicly traded company that is, or may become, a client, supplier, customer, or competitor of the Company

     Perform outside work or otherwise engage in any outside activity or enterprise that may interfere in any way with job performance or create a conflict with the Company's best interests

     HERE  ARE  SOME  WAYS  A  CONFLICT  OF  INTEREST  COULD  ARISE:

     - Employment by a competitor, or potential competitor, regardless of the nature of the employment, while employed by Transpirator.

     - Acceptance of gifts, payment, or services from those seeking to do business with Transpirator.

     - Placement of business with a firm owned or controlled by an officer, director, employee or family member.

     - Ownership of, or substantial interest in, a company that is a competitor, client or supplier.

     -    Acting as a consultant to a Transpirator customer, client or supplier.

Officers, directors and employees are under a continuing obligation to disclose any situation that presents the possibility of a conflict or disparity of interest between the officer, director or employee and the Company. Disclosure of any potential conflict is the key to remaining in full compliance with this policy.


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     7.  COMPETE  ETHICALLY  AND  FAIRLY  FOR  BUSINESS  OPPORTUNITIES

We will compete fairly and ethically for all business opportunities. Management should not attempt to use or obtain unauthorized or non-public information. In conducting business, Representatives of Transpirator must be certain that all statements, communications, and representations are accurate and truthful.

     8.  AVOID  ILLEGAL  AND  QUESTIONABLE  GIFTS  OR  FAVORS

The sale and marketing of our products should always be free from even the perception that favorable treatment was sought, received, or given in exchange for business courtesies. Our officers, directors and employees must neither give nor accept business courtesies that constitute, or could be reasonably perceived as constituting, unfair business inducements, or that would violate laws, regulations or Company policy, or reflect negatively on the Company's reputation.

     9.  MAINTAIN  CORPORATE  INTEGRITY

Officers, directors, employees, agents, representatives, or consultants must certify their willingness to comply with our policies and procedures and must never be retained to circumvent our values and principles. Paying bribes or kickbacks, engaging in industrial espionage, obtaining the proprietary data of a third party without authority, or gaining inside information or influence are just a few examples of what could give us an unfair competitive advantage and could result in violations of law.

     10.  PROTECT  PROPRIETARY  INFORMATION

Proprietary Company information may not be disclosed to anyone without proper authorization. Keep proprietary documents protected and secure. In the course of normal business activities, suppliers, customers, and competitors may sometimes divulge to you information that is proprietary to their business. We must always respect these confidences.

     11.  OBTAIN  AND  USE  COMPANY  ASSETS  WISELY

Personal use of Company property must always be in accordance with corporate policy. Proper use of Company property, information resources, material, facilities, and equipment is your responsibility. Use and maintain these assets with the utmost care and respect, guarding against waste and abuse, and never borrow or remove Company property without management's permission.

     12. FOLLOW THE LAW AND USE COMMON SENSE IN POLITICAL CONTRIBUTIONS AND ACTIVITIES

Transpirator encourages its employees to become involved in civic affairs and to participate in the political process. However, involvement and participation must be on an individual basis, on individual time, and at individual expense. Federal law prohibits corporations from donating funds, goods, or services, directly or indirectly, to candidates for federal offices -- this includes employees' work time. Local and state laws also govern political contributions and activities as they apply to their respective jurisdictions, and similar laws exist in other countries.


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     13.  BOARD  COMMITTEES.

The Company shall establish an Audit Committee empowered to enforce this Code of Ethics. The Audit Committee will report to the Board of Directors at least once each year regarding the general effectiveness of the Company's Code of Ethics, the Company's disclosure controls and reporting procedures and the Company's business conduct.

     14.  DISCIPLINARY  MEASURES.

The Company shall consistently enforce this Code of Ethics and Business Conduct through appropriate means of discipline. Violations of the Code shall be promptly reported to the Audit Committee. Pursuant to procedures adopted by it, the Audit Committee shall determine whether violations of the Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee or agent of the Company who has so violated the Code.

The disciplinary measures, which may be invoked at the discretion of the Audit Committee, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.

Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.


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